                                                                    EXHIBIT 13.1

                              Federal Reserve Board
                              Washington, DC 20551

                                  Form 10-KSB
  (Mark One)
      X     Annual Report under Section 13 or 15(d) of the Securities
    -----
    Exchange Act of 1934.
               For the fiscal year ended December 31, 1996
                                       or
    -----   Transition Report under Section 13 or 15(d) of the Securities
    Exchange Act of 1934 (No fee required).

               For the transition period from             to
                                                 --------    --------

                             OLD NORTH STATE BANK
                             --------------------
                (Name of small business issuer in its charter)

           North Carolina                                      56-1626002
  --------------------------------                         -------------------
    (State or other jurisdiction                              (IRS Employer
  of incorporation or organization)                        Identification No.)

       161 South Stratford Road
           Winston-Salem, NC                                   27104
  ---------------------------------------                    ----------
  (Address of principal executive offices)                   (Zip Code)

                                 (910) 631-3900
                ----------------------------------------------
                Issuer's telephone number, including area code

Securities registered pursuant to Section 12(b) of the Act:   None

Securities registered pursuant to Section 12(g) of the Act:   Common Stock,
 par value $5.00 per share

                                                            Title of Class

         Check whether the issuer (1) filed all reports required to be filed by
Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for past 90 days. Yes X No
                                                                  ---  ---

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         Check if there is no disclosure of delinquent filers in response to
Item 405 of regulation S-B is not contained in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. [X]

         The issuer's revenues for its most recent fiscal year were: Net Income $ 1,026,309.

         The aggregate market value of the voting stock as of March 29, 1997, held by non-affiliates of the registrant computed by reference to the price at which the stock was sold, or the average bid and asked prices of such stock, as of a specified date within the last 60 days was $22,629,561.

         1,582,678 shares of the Issuer's common stock were issued and outstanding as of March 29, 1997.

         Transitional Small Business Disclosure Format. (Check one): Yes
No X                                                                     --
   --

                     DOCUMENTS INCORPORATED BY REFERENCE
The annual report to security holders for fiscal year ended December 31, 1996 is incorporated by reference into Form 10-KSB Part II, Items 7 and 8, and part III,
Item 13. The issuer's Proxy Statement dated April 12, 1997 is incorporated by reference into Form 10-KSB Part III, Items 9, 10, 11, and 12.



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                                     PART I

Item 1.  DESCRIPTION OF BUSINESS.

GENERAL

         Old North State Bank (the "Bank") was organized and incorporated under the laws of the State of North Carolina on June 30, 1989. The Bank commenced operations on August 14, 1989, and currently serves the counties of Forsyth and Stokes, and the city of Winston-Salem, North Carolina, through seven banking offices. Old North State Bank is a state chartered bank and a member of the Federal Reserve. The Bank is subject to regulation by the State of North Carolina Banking Commission and the Federal Reserve Board.

         On December 28, 1995, Old North State Bank acquired Piedmont BancShares Corporation and its consolidated subsidiary, Enterprise Bank and Trust Company, in exchange for 828,320 shares of Old North State Bank common stock valued at $5,582,877. In conjunction with the acquisition, Piedmont BancShares Corporation and Enterprise Bank and Trust Company were merged with and into Old North State Bank. Enterprise Financial Service Corporation, formerly a wholly-owned subsidiary of Enterprise Bank and Trust Company, was renamed Old North State Investments, Inc. and continues as a wholly-owned subsidiary of Old North State Bank.

         The Bank is an independent community bank started for the primary purpose of serving local needs and to encourage a personal association with its customers. This market is small and medium sized individual accounts with a diversified commercial market. The Bank offers a competitive array of products and services to meet the needs and objectives of its customers. The Bank strives to provide a hometown personal atmosphere with timely and quality service to fit the needs and demands of its customers.

         The Bank's deposit base is fairly diversified with approximately 14,000 accounts. There is no reliance on any one account; therefore, the loss of deposits of any one depositor would have no material adverse effect on the business of the Bank. The Bank has one subsidiary, Old North State Investments, Inc., which sells annuities and mutual funds (See page 34 of Exhibit A for more details).

         The most recent spread of the Bank's loan portfolio shows 25% of loans are classified as commercial with 36% being real estate mortgage and construction and 39% as being consumer.


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LOCATION AND SERVICE AREA

         The Bank's Primary service area is Forsyth and Stokes Counties, North Carolina. The Bank conducts a general commercial banking business in its service area, emphasizing the banking needs of small-to-medium sized businesses, professional concerns and individuals. The Bank operates from its main office at 161 South Stratford Road, Winston-Salem, North Carolina. See "Item 2. Description of Property" below. The Bank draws most of its customer deposits and conducts most of its lending transactions from within its primary service area.

         The Bank's market area generally consists of the cities of King, Rural Hall, Tobaccoville, Walkertown, Winston-Salem and Kernersville and surrounding areas to include Stokes, Surry and Forsyth Counties. This area has an approximate population of 100 to 150 thousand residents. The competition within this market is First Citizens Bank and Trust Company, First Union National Bank, Branch Bank and Trust, Central Carolina Bank, Wachovia Bank & Trust, United Carolina Bank, Southern Community Bank, Piedmont Federal Savings and Loan, and credit unions.

BANK SERVICES

         The Bank provides a market strategy of offering personalized community banking services to the residents and businesses of the Winston-Salem/Forsyth County, King/Stokes County area and offers transaction and savings accounts pursuant to this strategy. For individuals, the Bank offers transaction accounts including noninterest-bearing checking, NOW and Super NOW accounts and money market transaction accounts, and time deposit account services consisting of regular savings accounts, certificates of deposit and individual retirement accounts. For commercial accounts, the Bank generally targets small and medium-sized, locally-managed businesses in the Winston-Salem/Forsyth County, King/Stokes County area. Transaction accounts for businesses involve regular business accounts and money market transaction accounts. Time deposit accounts for commercial accounts include business savings accounts, short-term money market deposits and certificates of deposit. The Bank also offers automated sweep accounts which provide for short-term investments under repurchase agreements.

         The Bank also offers a variety of lending services in an effort to satisfy client needs. The personal lending program consists of secured and unsecured personal loans, consumer loans, construction loans, mortgage loans, home improvement, and home equity loans. The Bank offers a commercial loan


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program which includes short-term lines of credit, medium-term plant and equipment loans, medium-term land acquisition and development loans and construction loans. Through a correspondent program, the Bank offers leases as an option to commercial loans.

         In addition to deposit and lending services, the Bank provides travelers checks, safe deposit boxes, overdraft protection for checking accounts through personal lines of credit, direct deposit, and wire transfer services. The Bank currently does not offer trust services. We have five ATM machines at various offices and offer our customers access to other banks' ATM's and provide credit card services through an in-state correspondent. Also, the Bank makes available to its clients, through correspondent banks, credit cards (VISA, MasterCard or Gold MasterCard) and trust services. The Bank also provides foreign currency exchange and documentary letters of credit through its primary correspondent bank. The Bank offers annuities and mutual funds through its wholly-owned subsidiary, Old North State Investments, Inc. This subsidiary also offers life, disability and other types of insurance. The Bank pursues all of these specific markets so as not to exclude any household or business in the primary service area as a potential client.

         The Bank has no patents, licenses, franchised or concessions in its operations, but did apply for and receive a trademark for "Old North State Bank". The trademark was obtained to protect the business with the use of "Bank" along with the state imprint.

         There have been no material costs incurred relating to the development of new services, products, or relating to the improvement of existing services.

         Compliance with federal, state or local provisions regulating the discharge of materials into the environment has not had, nor is it expected to have in the future, a material effect upon the Bank's capital expenditures, earnings or competitive position.

         The Bank ended its seventh full year of operations on December 31, 1996. During this period, the Bank reported a profit of $1,026,309 after a net loan loss provision of $243,079. This is up from last year by $128,079. The primary reason for this increase was to maintain a conservative level in the reserve of 1.199% of loans.

         During 1997, the Bank does not plan to make any major expenditures for personnel. The Bank was well capitalized at its inception and with the merger, we feel at the present there will be no need to consider raising additional capital. We are also not engaged in any business other than the normal commercial



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banking activities nor are we involved in any foreign country activities.

         It was announced during first quarter 1997 of Plans for LSB Bancshares, Inc. of Lexington, North Carolina to acquire Old North State Bank. The definitive agreement was signed March 14, 1997 and the final closing is anticipated to be July or August 1997.

COMPETITION

         The banking business is highly competitive. The Bank competes as a financial operating intermediary with other commercial banks, savings and loan associations, credit unions, and money market funds operation in Forysth and Stokes Counties and elsewhere. The principal forms of competition between commercial banks are price, including interest rates paid on deposits, interest rates charged on borrowings, and fees charged for services. Another form of competition is the service offered, including convenience in location and quality of the service rendered. Old North State Bank offers extended banking hours with its drive-up window being open from 8 a.m. until 5 p.m. Monday through Thursday and 8 a.m. until 6 p.m. on Friday in our King office. Our hours in Rural Hall are 8:30 a.m. until 5 p.m.. Monday through Thursday and 8:30 a.m. until 6 p.m. on Friday. The Winston-Salem and Kernersville offices maintain normal hours of 9 a.m. until 5 p.m. Monday through Thursday and 9 a.m. until 6 p.m. on Fridays. Walkertown's hours are 9 a.m. until 5 p.m. Monday through Thursday and 9 a.m. until 6 p.m. on Friday.

EMPLOYEES

         Presently, the Bank has 60 full-time employees and two part-time employees. The level of employees should remain the same for 1997. The nature of our business is relatively constant and is not seasonal.

SUPERVISION AND REGULATION

         General. The Federal Reserve Bank (FRB) is the primary regulator for the Bank. The FRB regulates or monitors all areas of the Bank's operations, including security devices and procedures, adequacy of capitalization and loss reserves, loans, investments, borrowings, deposits, mergers, issuances of securities, payment of dividends, interest rates payable on deposits, interest rates or fees chargeable on loans, establishment of branches, corporate reorganizations, maintenance of books and records, and adequacy of staff training to carry on safe lending and deposit gathering practices. The Bank must maintain certain capital ratios and is subject to limitations on aggregate investments in real estate, bank premises, and furniture and fixtures.


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         Under FDICIA, all insured institutions must undergo regular on-site examinations by their appropriate banking agency. The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate as it deems necessary or appropriate. Insured institutions are required to submit annual reports to the Federal Deposit Insurance Corporation (the "FDIC") and the appropriate agency (and state supervisor when applicable). FDICIA also directs the FDIC to develop with other appropriate agencies a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition or any other report of any insured depository institution. FDICIA also requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating, among other things, to: (i) internal controls, information systems and audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate risk exposure; and (v) asset quality.

         Transactions With Affiliates and Insiders. The Bank is subject to the provisions on Section 23A of the Federal Reserve Act, which place limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. In addition, most of these loans and certain other transactions must be secured in prescribed amounts. The Bank is also subject to the provisions of Section 23B of the Federal Reserve Act that, among other things, prohibit an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with non-affiliated companies. The Bank is subject to certain restrictions on extensions of credit to executive officers, directors, certain principal shareholders and their related interests. Such extensions of credit
(i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

         Branching. The Bank is permitted to branch freely within the state of North Carolina. The Bank is subject to supervision, examination and regulation by the Federal Reserve Bank under the Federal Reserve Act. The deposits of the Bank are insured by the FDIC to the extent provided by law.


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         The Bank is required to file with the Federal Reserve annual reports and other information regarding its business operations and those of its subsidiaries. It is also subject to examination by the Federal Reserve and will be required to obtain approval before acquiring, directly or indirectly, ownership or control of any voting shares of bank if, after such acquisition, it would own or control, directly or indirectly, more than 5% of the voting stock of such bank.

         The extent to which the Bank can open branch offices is governed by North Carolina law. North Carolina law allows banks to branch on a statewide basis subject to a finding that the proposed branch will meet the needs and promote the convenience of the community and that the probable volume of business is sufficient to assure and maintain the solvency of the branch. In addition, certain minimum capital requirements for each branch must be met.




RECENT LEGISLATIVE DEVELOPMENTS

         From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Certain of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. The Company cannot predict whether any of these proposals will be adopted or , if adopted, how these proposals would affect the Company.

COMMUNITY REINVESTMENT ACT.

The Community Reinvestment Act (the "CRA") requires that, in connection with examinations of financial institutions within their respective jurisdictions, the federal regulators of financial institutions will evaluate the records of the financial institutions to determine if they are meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions. These factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility.

OTHER REGULATIONS.

Interest and certain other charges collected or contracted for by the Bank are subject to state usury laws and certain federal laws concerning interest rates. The Bank's loan operations are also subject to certain federal laws applicable to


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credit transactions, such as the federal Truth-In-Lending Act governing disclosures of credit terms to consumer borrowed, the Home Mortgage Disclosure Act of 1975 requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs to the community it serves, the Equal Credit Opportunity Act prohibiting discrimination on the basis of race, creed, or other prohibited factors in extending credit, the Fair Credit Reporting Act of 1978 governing the use and provision of information to credit reporting agencies, the Fair Debt Collection Act governing the manner in which consumer debts may be collected by collection agencies, and the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws. The deposit operations of the Bank also are subject to Truth-In-Savings Act, which requires detailed disclosure of the yield and terms of deposit products, the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoena of financial records, and the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve Board to implement that act, which governs automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

DEPOSIT INSURANCE

         The deposits of the Bank are currently insured to a maximum of $100,000 per depositor, subject to certain aggregation rules. The FDIC establishes rates for the payment of premiums by federally insured banks and thrifts for deposit insurance. Separate insurance funds (BIF and SAIF) are maintained for commercial banks and thrifts, with insurance premiums from the industry used to offset losses from insurance payouts when banks and thrifts fail. Due to the lower rate of failures in recent years, the fees that commercial banks and thrifts pay BIF and SAIF have decreased. The FDIC has adopted a risk-based deposit insurance premium system for all insured depository institutions, including the Bank, which requires that a depository institution pay to BIF or SAIF depending on its capital levels and risk profile, as determined by its primary federal regulator on a semiannual basis.

CAPITAL REGULATIONS

         The federal bank regulatory authorities have adopted risk-based capital guidelines for banks and bank holding companies that are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, account for off-balance sheet exposure, and minimize disincentives for holding liquid assets. The resulting


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capital ratios represent qualifying capital as a percentage of total risk-weighted assets and off-balance sheet items. The guidelines are minimums, and the federal regulators have noted that banks and bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios well in excess of the minimums. The current guidelines require all federally regulated banks and bank holding companies to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier 1 capital. Tier 1 capital includes common shareholders' equity, qualifying perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangibles and excludes the allowance for loan and lease losses. Tier 2 capital includes the excess of any preferred stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate term-preferred stock, and general reserves for loan and lease losses up to 1.25% of risk-weighted assets.

         Under these guidelines, banks' and bank holding companies' assets are given risk-weights of 0%, 20%, 50%, or 100%. In addition, certain off-balance sheet items are given credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight will apply. These computations result in the total risk-weighted assets. Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property and, under certain circumstances, residential construction loans, both of which carry a 50% rating. Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% rating, and direct obligations of or obligations guaranteed by the United States Treasury or United States Government agencies, which have a 0% rating.

         The federal bank regulatory authorities have also implemented a leverage ratio, which is Tier 1 capital as a percentage of average total assets less intangibles, to be used as a supplement to the risk-based guidelines. The principal objective of the leverage ratio is to place a constraint on the maximum degree to which a bank or bank holding company may leverage its equity capital base. The minimum required leverage ratio for top-rated institutions is 3%, but most institutions are required to maintain an additional cushion of at least 100 to 200 basis points.

         FDICIA established a new capital-based regulatory scheme designed to promote early intervention for troubled banks and requires the FDIC to choose the least expensive resolution of bank failures. The new capital based regulatory framework contains five categories of compliance with regulatory capital requirements, including "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically


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undercapitalized." To qualify as "well capitalized" institution, a bank must have a leverage ratio of no less than 3%, a Tier 1 risk-based ratio of no less than 6%, and a total risk-based capital ratio of no less than 10%, and the bank must not be under any order or directive from the appropriate regulatory agency to meet and maintain a specific capital level. As of December 31, 1996, the Company and the Bank qualified as "well-capitalized." See Item 6. Management's Discussion and Analysis of Operations - Capital Adequacy".

         Under the FDICIA regulations, the applicable agency can treat an institution as if it were in the next lower category of the agency determines (after notice an opportunity for hearing) that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice. The degree of regulatory scrutiny of a financial institution will increase, an the permissible activities of the institution will decrease, as it moves downward through the capital categories. Institutions that fall into one of the other three undercapitalized categories may be required to (i) submit a capital restoration plan; (ii) raise additional capital; (iii) restrict their growth, deposit interest rates, and other activities; (iv) improve their management; (v) eliminate management fees; or (vi) divest themselves of all or part of their operations. Bank holding companies controlling financial institutions can be called upon to boost the institutions' capital and to partially guarantee the institutions' performance under their capital restoration plans.

         These capital guidelines can affect the Bank in several ways. Rapid growth, poor loan portfolio performance, or poor earnings performance, or a combination of these factors, could change the Company's capital position in a relatively short period of time, making additional capital infusion necessary.

         FDICIA requires the federal banking regulators to revise the risk-based capital standards to provide for explicit consideration of interest-rate risk, concentration of credit risk, and the risks of non-traditional activities. It is uncertain what affect these regulations, when implemented, would have on the Company and the Bank.



ITEM 2.  DESCRIPTION OF PROPERTY.

KING The Bank owns land at 647 South Main Street, King, where a 4300 sq. ft. facility is located.

Two office condominiums were purchased during the second quarter 1993 consisting of approximately 2000 total sq. ft. which now house the Operations Center of the Bank at 153 A & B Jefferson Church Road.


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RURAL HALL   On January 2, 1991, the Bank exercised its option to purchase a
1750 sq. ft. building and lot at 8055 Broad Street, Rural Hall. After extensive renovation, this office was opened on February 1, 1991.

OLD TOWN   During third quarter 1993, the Bank entered into a lease for a 1500
sq. ft. building in the Old Town Shopping Center, Winston-Salem. This building stands alone from the Shopping Center itself. The original lease is for six (6) years, with three (3) five-year options. This office was closed in fourth quarter 1996.

WALKERTOWN   On November 11, 1994, Old North State Bank entered into a lease for a 2500 sq. ft. building in the Center Stage Shopping Center, Walkertown. This building stands alone from the Shopping Center. The original lease is for two (2) years with an option to purchase.

WINSTON SALEM The Bank's main office is 161 S. Stratford Road (Stratford Place), Winston-Salem, as of December 29, 1995. The Main Office was previously in King at 647 South Main Street. (This new main office was acquired through our merger.)

The Bank is a 7,170 sq. ft. branch and office facility at Stratford Place. The lease commenced on February 1, 1995, and expires February 28, 2010, with two (2) five-year renewal options. The lease requires minimum monthly payments of $11,075 including charges for common area maintenance, property taxes and other operating expenses for the first five years. The lease payments will be adjusted every five years based on increases in the Consumer Price Index, however, in no event will the payments be reduced below $11,075 per month.

The Bank also leases its branch facility at Sherwood Plaza Shopping Center. The lease is for 1,914 sq. ft. of prime office space. The lease commenced on September 20, 1992, and expires September 30, 1997, with two (2) five-year renewal options. (Acquired through merger.)

KERNERSVILLE In November of 1994, the Bank signed a lease for a branch facility in Kernersville which opened in February of 1995. The lease commenced on January 1,1995, and expires on December 31, 2004 with two (2) five-year renewal options. The lease requires monthly payments of $1,851 for the first five years. The Bank is responsible for taxes, insurance and other operating expenses. Rent for the second five years will be adjusted using a formula based on increases in the Consumer Price Index, however, in no event will the rent be less than $1,851 per month. In December of 1994, the Bank signed a lease for parking for this facility. The lease requires monthly payments of $600 under the same terms as the building lease. (Acquired through merger.)


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DANBURY During May 1995, prior to merger, the Bank assumed a ground lease when the Danbury office was purchased from First Union National Bank. The lease requires monthly payments of $550 per month and expires October 2001 with two
(2) five-year renewal options at negotiable rates. In addition, there is an approximate 550 square feet modular facility located on this property which was purchased from First Union National Bank. (Acquired through merger.)

ITEM 3.  LEGAL PROCEEDINGS

         Neither the Company nor the Bank is a party to, nor is any of their property the subject of , any material pending legal proceedings incidental to the business of the Company or the Bank.

ITEM 4.  SUBMISSION OF MATTER TO VOTE OF SECURITY HOLDERS.

         No matter was submitted to a vote of security holders during the fourth quarter of the fiscal year covered by this report.

                                    PART II

ITEM 5.  MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

         Since the merger, trading of Old North State Bank stock has been over-the-counter and a market is being made by several reputable brokers. The range of trades since the merger has been $9.50 to $14.25.

         During 1995 Old North State Bank declared a stock split before the merger to equalize the then current stockholders to the stockholders in the merger (Piedmont BancShares, Inc.) Each Stockholder of Old North State Bank before the merger received .922 shares for every share they held and any fractional share was paid in cash. There was no dividend declared in 1996. The Bank's ability to declare and pay dividends in the future will continue to be dependent upon, among other things, restrictions imposed by the reserve and capital requirements of North Carolina law, the Bank's income and fiscal condition, tax considerations, and general business conditions; subject to such restriction, dividends may be declared only in the discretion of the Board of Directors. The Bank's Transfer agent is First Citizens Bank and Trust Company, Raleigh, North Carolina.

         There are approximately 1500 shareholders of the Bank's 1,580,978 shares of stock.


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ITEM 6.  MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.

         Incorporated by Exhibit A, Pages 27 - 37.

ITEM 7.  FINANCIAL STATEMENTS

         Incorporated by Exhibit A, Pages 4 - 23.

ITEM 8. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

         None.

                                    PART III

ITEM 9.  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS:
COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT.

         Incorporated by Exhibit B - Proxy Statement.

ITEM 10. EXECUTIVE COMPENSATION

         Incorporated by Exhibit B, Page 7 - 9.

ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

         The information set forth under "Security Ownership of Certain Beneficial Owners and Management" on pages 1 - 3 and under "Election of Directors" on pages 4 and 5 of the Company's Proxy Statement dated April 12, 1997 is incorporated herein by reference.

ITEM 12. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

         The information contained under "Certain Relationships and Related Transactions" on page 9 of the Company's Proxy statement dated April 12, 1997 is incorporated herein by reference.


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                                    PART IV

ITEM 13. EXHIBITS AND REPORTS ON FORM 8-K.

      (a) The following documents are filed as part of the report:

     *1.       Exhibit A - 1996 Annual Report to Stockholders.
                           Pages 4 through 23 - Financial
                           Statements 1996, 1995, and 1994. Pages 27 through 37 Management's Discussion and
                           Anaylsis or Plan of Operation.

               Exhibit B - 1996 Proxy Statement.


      2.       Financial Statement Schedules:

               All Schedules are omitted as the required information is inapplicable or the information is presented in the Consolidated Financial Statement or related notes.

      3.       Exhibits:

               The exhibits filed as part of this report and exhibits incorporated herein by reference to other documents are listed in the Index to Exhibits to this Annual Report on Form 10-K.

               Reports on Form 8-K:

               In a report filed on Form 8-K
               dated March 21,1997, the
               Company announced the signing
               of a definitive agreement with
               LSB Bancshares, Inc. of
               Lexington, North Carolina


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                  where LSB will be acquiring
                  Old North State Bank. This
                  transaction will be subject to
                  satisfaction of certain conditions,
                  including receipt of Shareholders
                  and all regulatory approvals.

                  Exhibits:

                  See Item 13(a) 3 above.

                  Financial Statement Schedules:

                  See Item 13(a) 2 above.



* Incorporated by reference from the indicated pages of the 1996 Annual Report to Stockholders.

                                   SIGNATURES

         In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                           OLD NORTH STATE BANK

Date:   March 24,1997                               By:  Robert E. Marziano
                                                         ------------------

                                             Robert E. Marziano
                                             President and Chief Executive
Officer

         In accordance with the Exchange Act, this report has to be signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

     Signature                         Title                         Date
     ---------                         -----                         ----

                              Senior Vice President/
  Charles V. Darnell          Chief Financial Officer               3/24/97
-----------------------                                          -------------
Charles V. Darnell


  Nicholas A. Daves           Chairman of the Board                 3/24/97
-----------------------                                          -------------
Nicholas A. Daves


  J. David Branch, M.D.              Director                       3/24/97
-----------------------                                          -------------
J. David Branch, M.D.


  James R. Burrow                    Director                       3/24/97
-----------------------                                          -------------
James R. Burrow


  Lewis N. Carroll                   Director                       3/24/97
-----------------------                                          -------------
Lewis N. Carroll


  James H. Corrigan, Jr.             Director                       3/24/97
-----------------------                                          -------------
James H. Corrigan, Jr.

  W. Frank Fowler, DDS               Director                       3/24/97
-----------------------                                          -------------
W. Frank Fowler, DDS


  Marvin D. Gentry                   Director                       3/24/97
-----------------------                                          -------------
Marvin D. Gentry


  John W. Googe                      Director                       3/24/97
-----------------------                                          -------------
John W. Googe


  Frederick W. Joyner                Director                       3/24/97
-----------------------                                          -------------
Frederick W. Joyner


  Sandra K. Mitchell                 Director                       3/24/97
-----------------------                                          -------------
Sandra K. Mitchell


  Nicholas P. Patella                Director                       3/24/97
-----------------------                                          -------------
Nicholas P. Patella


  James R. Ridley                    Director                       3/24/97
-----------------------                                          -------------
James R. Ridley


  Richard E. Stover                  Director                       3/24/97
-----------------------                                          -------------
Richard E. Stover


  Lloyd G. Walter, Jr.               Director                       3/24/97
-----------------------                                          -------------
Lloyd G. Walter, Jr.


  John F. Watts                      Director                       3/24/97
-----------------------                                          -------------
John F. Watts


  John H. Watts                      Director                       3/24/97
-----------------------                                          -------------
John H. Watts